Exhibit 10.9(a)

Horace Mann Educators Corporation (“HMEC”) and Horace Mann Service Corporation (“HMSC”) entered into severance agreements for change of control with the following person on the date shown. These agreements are substantially similar to the one included as Exhibit 10.13 to HMEC’s Annual Report on Form 10-K for the year ended December 31, 2012 except that the multiple of the highest annual compensation received by the employee in the five preceding years used to determine a one-time cash payment is equal to the duration listed below.

		Original	Replacement
Employee	Duration	Agreement Date	Agreement Date
Robert E. Rich	2 years	February 2001	December 2011

Last revision date: May 23, 2017